Exhibit 99.1


                     HALIFAX SIGNS NEW NATIONWIDE
                       MANAGED SERVICES CONTRACT

            Potential Value Expected to Exceed $20 Million


ALEXANDRIA, VA - December 1, 2005 - Halifax Corporation (AMEX:HX) today announced that it has been awarded a new contract to provide nationwide managed services for a major pharmaceutical industry account, with 12 campus locations and multiple sales and support sites.

The initial value of the contract is estimated at $4.5 million for the first year, with a potential value of more than $20 million if the contract is extended for the full five year term. Under the contract, Halifax will maintain the customer's desktop computers and peripheral devices, as well as provide desk side support and other related services.

Charles McNew, president and chief executive officer, stated, "This is a strategic win for us. The customer's selection of Halifax has clearly demonstrated their confidence in our ability to deliver a first-class service package."

He added, "New business opportunities are beginning to emerge once again in the enterprise maintenance solutions marketplace. We believe that our relationships with prestigious partners will allow us to extend our position in existing and new vertical markets."

Founded in 1967, Halifax Corporation is an enterprise maintenance solutions company providing a wide range of technology services to commercial and government customers throughout the United States. The Company's principal products are high availability hardware maintenance services, technology deployment and integration services. More information on Halifax can be found at www.hxcorp.com.

Certain statements made by the Company which are not historical facts may be considered forward-looking statements, including, without limitation, statements as to trends, management's beliefs, views, expectations and opinions, which are based upon a number of assumptions concerning future conditions that ultimately may prove to be inaccurate. Such forward-looking statements are subject to risks and uncertainties and may be affected by various factors described in the Risk Factors Section in the Company's Annual Report on Form 10-K that may cause actual results to differ materially from those in the forward-looking statements. For further information that could affect the Company's financial statements, please refer to the Company's reports filed with the Securities and Exchange Commission.